Exhibit 15.2

Xueda Education Group A-4 Xibahe Beili, Chaoyang District Beijing 100028 People’s Republic of China	March 31, 2015

Ladies and Gentlemen,

We hereby consent to the reference to our firm under the heading “Risk Factors” in “Item 3. Key Information” and “Critical Accounting Policies” in “Item 5. Operating and Financial Review and Prospects” in Xueda Education Group’s Annual Report on Form 20-F for the year ended December 31, 2014 (the “Form 20-F”), which will be filed with the Securities and Exchange Commission on or around March 31, 2015, and the filing of this consent letter as an exhibit to the Form 20-F.

Yours faithfully,

/s/Commerce & Finance Law Offices

Commerce & Finance Law Offices